EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-130271, 333-121334, 333-106385, and 333-17513; Form S-3 No. 333-139975) of Peregrine Pharmaceuticals, Inc. and in the related Prospectuses of our reports dated July 10, 2009, with respect to the consolidated financial statements and schedule of Peregrine Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Peregrine Pharmaceuticals, Inc., included in the Annual Report (Form 10-K) for the year ended April 30, 2009.

/s/ Ernst & Young LLP

Orange County, California
July 10, 2009